Filed pursuant to Rule 433

Registration No. 333-286752

Issuer Free Writing Prospectus dated February 9, 2026

Relating to Preliminary Prospectus Supplement dated February 9, 2026

Alphabet Inc.

3.700% Notes due 2029

4.100% Notes due 2031

4.400% Notes due 2033

4.800% Notes due 2036

5.500% Notes due 2046

5.650% Notes due 2056

5.750% Notes due 2066

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Title:

3.700% Notes due 2029 (the “2029 Notes”)

4.100% Notes due 2031 (the “2031 Notes”)

4.400% Notes due 2033 (the “2033 Notes”)

4.800% Notes due 2036 (the “2036 Notes”)

5.500% Notes due 2046 (the “2046 Notes”)

5.650% Notes due 2056 (the “2056 Notes”)

5.750% Notes due 2066 (the “2066 Notes”)

Trade Date:	February 9, 2026

Settlement Date (T+4)**:	February 13, 2026

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Ratings*:	Moody’s: Aa2 (Stable); S&P: AA+ (Stable)

Joint Global Coordinators and Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

HSBC Securities (USA) Inc.

NatWest Markets Securities Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. Standard Chartered Bank*** BBVA Securities Inc. Commerz Markets LLC

ING Financial Markets LLC

Santander US Capital Markets LLC

AmeriVet Securities, Inc.

Bancroft Capital, LLC

Blaylock Van, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

C.L. King & Associates, Inc.

Guzman & Company

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Concurrent Notes Offerings:	Subject to market conditions and other factors, the Company may raise additional amounts for general corporate purposes, which may include the repayment of outstanding debt, in a near-term GBP-denominated offering (the “Concurrent GBP Notes Offering”) and/or a near term Swiss Franc-denominated offering (the “Concurrent CHF Notes Offering,” and, together with the Concurrent GBP Notes Offering, the “Concurrent Notes Offerings”), which may be substantially concurrent with this offering. The Concurrent Notes Offerings will be made by means of separate offering documents, and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Company other than the notes to which this pricing term sheet relates. The Concurrent Notes Offerings may not be completed, and the completion of the Concurrent Notes Offerings is not a condition to the completion of the notes to which this pricing term sheet relates or vice versa.

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	None

Aggregate Principal Amount:	2029 Notes: $2,500,000,000 2031 Notes: $3,000,000,000 2033 Notes: $3,000,000,000 2036 Notes: $4,250,000,000 2046 Notes: $1,500,000,000 2056 Notes: $4,000,000,000 2066 Notes: $1,750,000,000

Maturity Date:

2029 Notes: February 15, 2029

2031 Notes: February 15, 2031

2033 Notes: February 15, 2033

2036 Notes: February 15, 2036

2046 Notes: February 15, 2046

2056 Notes: February 15, 2056

2066 Notes: February 15, 2066

Coupon (Interest Rate):

2029 Notes: 3.700% per annum

2031 Notes: 4.100% per annum

2033 Notes: 4.400% per annum

2036 Notes: 4.800% per annum

2046 Notes: 5.500% per annum

2056 Notes: 5.650% per annum

2066 Notes: 5.750% per annum

Public Offering Price:

2029 Notes: 99.637% of principal amount of the 2029 Notes, plus accrued interest, if any, from February 13, 2026

2031 Notes: 99.673% of principal amount of the 2031 Notes, plus accrued interest, if any, from February 13, 2026

2033 Notes: 99.428% of principal amount of the 2033 Notes, plus accrued interest, if any, from February 13, 2026

2036 Notes: 99.795% of principal amount of the 2036 Notes, plus accrued interest, if any, from February 13, 2026

2046 Notes: 99.484% of principal amount of the 2046 Notes, plus accrued interest, if any, from February 13, 2026

2056 Notes: 99.656% of principal amount of the 2056 Notes, plus accrued interest, if any, from February 13, 2026

2066 Notes: 99.317% of principal amount of the 2066 Notes, plus accrued interest, if any, from February 13, 2026

Underwriting Discounts:

2029 Notes: 0.150% of the principal amount

2031 Notes: 0.200% of the principal amount

2033 Notes: 0.250% of the principal amount

2036 Notes: 0.300% of the principal amount

2046 Notes: 0.500% of the principal amount

2056 Notes: 0.600% of the principal amount

2066 Notes: 0.600% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2029 Notes: $2,487,175,000 2031 Notes: $2,984,190,000 2033 Notes: $2,975,340,000 2036 Notes: $4,228,537,500 2046 Notes: $1,484,760,000 2056 Notes: $3,962,240,000 2066 Notes: $1,727,547,500

Yield to Maturity:	2029 Notes: 3.829% 2031 Notes: 4.173% 2033 Notes: 4.496% 2036 Notes: 4.826% 2046 Notes: 5.543% 2056 Notes: 5.674% 2066 Notes: 5.794%

Spread to Benchmark Treasury:	2029 Notes: T + 27 bps 2031 Notes: T + 43 bps 2033 Notes: T + 53 bps 2036 Notes: T + 63 bps 2046 Notes: T + 75 bps 2056 Notes: T + 83 bps 2066 Notes: T + 95 bps

Benchmark Treasury:

2029 Notes: 3.500% due January 15, 2029

2031 Notes: 3.750% due January 31, 2031

2033 Notes: 4.000% due January 31, 2033

2036 Notes: 4.000% due November 15, 2035

2046 Notes: 4.625% due November 15, 2045

2056 Notes: 4.750% due August 15, 2055

2066 Notes: 4.750% due August 15, 2055

Benchmark Treasury Price and Yield:	2029 Notes: 99-26 3⁄4 / 3.559% 2031 Notes: 100-01 / 3.743% 2033 Notes: 100-06+/ 3.966% 2036 Notes: 98-14 / 4.196% 2046 Notes: 97-27+/ 4.793% 2056 Notes: 98-17 / 4.844% 2066 Notes: 98-17 / 4.844%

Interest Payment Dates:

2029 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

2031 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

2033 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

2036 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

2046 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

2056 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

2066 Notes: February 15 and August 15 of each year, beginning on August 15, 2026

Interest Payment Record Dates:

2029 Notes: February 1 and August 1 of each year

2031 Notes: February 1 and August 1 of each year

2033 Notes: February 1 and August 1 of each year

2036 Notes: February 1 and August 1 of each year

2046 Notes: February 1 and August 1 of each year

2056 Notes: February 1 and August 1 of each year

2066 Notes: February 1 and August 1 of each year

Sinking Fund Provisions:	None

Redemption Provision:

At the Company’s option, at any time prior to the applicable Par Call Date (as set forth below), in whole or in part at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the preliminary prospectus supplement relating to the offering) plus 5 basis points with respect to the 2029 Notes, plus 10 basis points with respect to the 2031 Notes, plus 10 basis points with respect to the 2033 Notes, plus 10 basis points with respect to the 2036 Notes, plus 15 basis points with respect to the 2046 Notes, plus 15 basis points with respect to the 2056 Notes and plus 15 basis points with respect to the 2066 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after the applicable Par Call Date, the Company may redeem notes of the applicable series, in whole or in part at any time or from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, if any, but not including, the redemption date.

Par Call Date:

2029 Notes: January 15, 2029 (the date that is one month prior to the maturity date of the 2029 Notes)

2031 Notes: January 15, 2031 (the date that is one month prior to the maturity date of the 2031 Notes)

2033 Notes: December 15, 2032 (the date that is two months prior to the maturity date of the 2033 Notes)

2036 Notes: November 15, 2035 (the date that is three months prior to the maturity date of the 2036 Notes)

2046 Notes: August 15, 2045 (the date that is six months prior to the maturity date of the 2046 Notes)

2056 Notes: August 15, 2055 (the date that is six months prior to the maturity date of the 2056 Notes)

2066 Notes: August 15, 2065 (the date that is six months prior to the maturity date of the 2066 Notes)

Day Count Convention:	30/360

CUSIP/ISIN:

2029 Notes: 02079K BJ5 / US02079KBJ51

2031 Notes: 02079K BK2 / US02079KBK25

2033 Notes: 02079K BL0 / US02079KBL08

2036 Notes: 02079K BM8 / US02079KBM80

2046 Notes: 02079K BN6 / US02079KBN63

2056 Notes: 02079K BP1 / US02079KBP12

2066 Notes: 02079K BQ9 / US02079KBQ94

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. at +1-800-294-1322; Goldman Sachs & Co. LLC at +1-866-471-2526; J.P. Morgan Securities LLC at +1-212-834-4533; Deutsche Bank Securities Inc. at +1-800-503-4611; RBC Capital Markets, LLC toll free at +1-866-375-6829; or Wells Fargo Securities, LLC at +1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.